EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Second Quarter 2019 Financial Results

▪	Second quarter 2019 net income of $4.8 million
▪	Second quarter 2019 adjusted EBITDA of $68.6 million, Distributable Cash Flow of $38.4 million, and a distribution coverage ratio of 1.62x
▪	Sequential quarterly adjusted EBITDA growth of 7.6% from combined Utica Shale and Ohio Gathering segments
▪	Announced FID and JV partner for Double E Pipeline, which has secured 10-year take-or-pay volume commitments for a substantial majority of its 1.35 Bcf/d of throughput capacity
▪	Tripled DJ Basin processing capacity with June 2019 commissioning of 60 MMcf/d plant; current volumes are approximately 50% higher than reported in the second quarter of 2019

The Woodlands, Texas (August 9, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended June 30, 2019, including net income of $4.8 million, adjusted EBITDA of $68.6 million, distributable cash flow of $38.4 million, and a distribution coverage ratio of 1.62x.

Leonard Mallett, interim President and Chief Executive Officer, commented, “SMLP’s second quarter of 2019 results were driven by adjusted EBITDA growth in our Utica Shale, Ohio Gathering, and DJ Basin segments.  In addition, our quarterly results benefitted from an enhanced focus on expense control, which we expect will have a greater impact on our financial results in the second half of the year. We are encouraged by the outlook for the second half of 2019, and have already seen many of our customers increase completion activity across our systems. With respect to our financial guidance, we expect for full year 2019 adjusted EBITDA to be at the low end of our $295.0 million to $315.0 million range, primarily due to a more moderated ramp of volume growth in our Permian Basin and Utica Shale segments.”

“I am proud of our team for executing on two critical milestones during the second quarter of 2019.  First, the successful commissioning of our new 60 MMcf/d processing plant substantially increased our processing capacity in the DJ Basin, and current throughput levels are approximately 50% higher than those reported for the second quarter of 2019.  Second, our new joint venture with Exxon Mobil for the Double E Pipeline will significantly increase our scale in the Permian Basin and will diversify our overall business.  In addition, the 10-year precedent agreements secured by Double E will provide SMLP with a stable source of cash flows for many years to come.  Project execution for Double E has kicked off in earnest, and the section 7(c) application for Double E was filed with the FERC in late July.”

“Our team’s focus for the balance of the year will be aimed at executing on our strategic plan, including our ongoing evaluation of asset sales and other opportunities to further strengthen and accelerate deleveraging.  We are optimistic that we will be able to demonstrate notable progress on these efforts before the end of 2019.”

Double E Pipeline

In June 2019, SMLP decided to proceed with the Double E Pipeline (“Double E”), after having secured sufficient transportation commitments, and having executed definitive joint venture agreements with a subsidiary of Exxon Mobil Corporation (“Exxon”).  Double E will provide natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  Double E has secured binding 10-year take-or-pay volume commitments for a substantial majority of its initial throughput capacity of 1.35 billion cubic feet per day (“Bcf/d”) from several of the largest and most respected production companies operating in the Delaware Basin.  Commercial discussions with additional potential shippers are ongoing and SMLP will look for opportunities to subscribe the limited remaining capacity prior to commissioning.

SMLP owns 70% of Double E, will lead the development, permitting and construction of the project, and will operate the pipeline system upon commissioning.  SMLP estimates that the capital expenditures required to fully develop the

EX 99.1-1

project will total approximately $500 million, that its share of the capital expenditures will be approximately $350 million, and that more than 90% of those capital expenditures will be incurred in 2020 and 2021.

Double E filed its section 7(c) application with the Federal Energy Regulatory Commission in July 2019.  Assuming timely receipt of the requisite regulatory approvals, SMLP expects that the project will be placed into service in the third quarter of 2021.

Second Quarter 2019 Segment Results

The following table presents average daily throughput by reportable segment:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Average daily throughput (MMcf/d):
Utica Shale	260	415	273	386
Williston Basin	11	18	13	18
DJ Basin	20	16	21	15
Permian Basin	17	—	16	—
Piceance Basin	462	560	473	562
Barnett Shale	251	264	260	263
Marcellus Shale	347	524	363	523
Aggregate average daily throughput	1,368	1,797	1,419	1,767

Average daily throughput (Mbbl/d):
Williston Basin	94.3	88.9	98.6	86.9
Aggregate average daily throughput	94.3	88.9	98.6	86.9

Ohio Gathering average daily throughput (MMcf/d) (1)	713	727	712	749

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(1) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

Utica Shale

The Utica Shale reportable segment includes Summit Midstream Utica (“SMU”), a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio.  SMU gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline that provides access to the Clarington Hub.

Segment adjusted EBITDA for the second quarter of 2019 totaled $6.6 million, up 7.2% from $6.2 million in the first quarter of 2019.  Volume throughput averaged 260 MMcf/d in the second quarter of 2019, and included 220 MMcf/d of volumes gathered from pad sites directly connected to the SMU gathering system and 40 MMcf/d from the TPL-7 Connector, which generates a substantially lower gathering margin.  Higher margin volumes from pad sites directly connected to the SMU gathering system increased by 7.3% compared to the first quarter of 2019, the second consecutive quarter that this metric increased.  Volumes in the second quarter of 2019 benefitted from four new wells that were turned in line late in the quarter.  Second quarter of 2019 results were impacted by approximately 23 MMcf/d of temporary volume curtailments associated with infill drilling and completion activities on existing pad sites.

Our customers are currently operating one drilling rig upstream of the SMU gathering system, and as a result, we continue to expect that Utica Shale segment adjusted EBITDA for the second half of 2019 will be higher than the $12.8 million generated in the first half of the year.

Ohio Gathering

The Ohio Gathering reportable segment includes our ownership interest in the Ohio Gathering system, a natural gas gathering system spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio, as well as our ownership interest in Ohio Condensate, a condensate stabilization facility located in Harrison County, Ohio.  Segment adjusted EBITDA for the Ohio Gathering segment includes our proportional share of adjusted EBITDA from Ohio Gathering and Ohio Condensate, subject to a one-month lag.

Segment adjusted EBITDA for the second quarter of 2019 totaled $9.9 million, up 7.9% from $9.2 million in the first quarter of 2019.  Volume throughput on the Ohio Gathering system averaged 713 MMcf/d, gross, in the second

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quarter of 2019, compared to 711 MMcf/d, gross, in the first quarter of 2019.  Volumes benefitted from a consistent level of drilling and completion activity, with 13 new well connections in the second quarter of 2019, including five new wells that were connected in the last month of the quarter and are expected to have a more meaningful impact in the third quarter of 2019.  Our customers currently have 32 drilled but uncompleted wells (“DUCs”) in inventory, and, beginning in the third quarter of 2019, we expect to see completion activities shift from the condensate window to the more prolific wet gas window of the play, which supports our expectation for higher volumes throughout the balance of 2019.

Williston Basin

The Polar and Divide and Bison Midstream systems provide our midstream services for the Williston Basin reportable segment.  The Polar and Divide system gathers crude oil in Williams and Divide counties in North Dakota and delivers to third-party intra- and interstate pipelines as well as third-party rail terminals.  The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region.  Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois.

Segment adjusted EBITDA for the Williston Basin segment totaled $16.7 million in the second quarter of 2019, compared to $18.7 million in the first quarter of 2019.  Lower segment adjusted EBITDA was primarily related to the sale of Tioga Midstream, which closed on March 22, 2019 and contributed approximately $0.9 million to segment adjusted EBITDA in the first quarter of 2019.

Liquids volumes in the second quarter of 2019 averaged 94.3 Mbbl/d compared to 103.0 Mbbl/d in the first quarter of 2019, primarily as a result of (i) the sale of the Tioga Midstream system and (ii) natural production declines associated with 44 new wells that were commissioned behind the Polar and Divide system in the second half of 2018.  Natural gas volumes in the second quarter of 2019 averaged 11 MMcf/d compared to 16 MMcf/d in the first quarter of 2019, primarily as a result of (i) the sale of the Tioga Midstream system and (ii) maintenance on third party-owned infrastructure located downstream of the Bison Midstream system, which created an operational disruption on the Bison Midstream system for approximately 15 days during the quarter.  Our customers are currently operating one drilling rig upstream of our Bison Midstream system and we expect to connect eight new associated natural gas wells in the fourth quarter of 2019.

Our Polar and Divide system customers in the Williston Basin connected 23 new wells in the second quarter of 2019, including 12 wells at the end of the quarter, which resulted in average liquids volumes of more than 100 Mbbl/d for the last ten days of the second quarter of 2019.  We maintain a robust outlook for liquids volumes and Williston Basin segment adjusted EBITDA for the second half of the year, based on our expectation for approximately 50 new well connections in the second half of 2019, which is supported by two active drilling rigs and 36 DUCs that our customers have in inventory.

DJ Basin

The DJ Basin reportable segment includes the Niobrara Gathering & Processing system (“Niobrara G&P”), an associated natural gas gathering and processing system located in the DJ Basin in northeastern Colorado.  Niobrara G&P delivers residue gas to the Colorado Interstate Gas and Trailblazer Pipeline and processed NGLs to the Overland Pass Pipeline.

Segment adjusted EBITDA for the second quarter of 2019 totaled $2.8 million, up 5.3% from $2.7 million in the first quarter of 2019.  Volume throughput averaged 20 MMcf/d in the second quarter of 2019, compared to 21 MMcf/d in the first quarter of 2019, primarily due to approximately two weeks of planned downtime associated with the commissioning of our new 60 MMcf/d processing plant, which was placed into service in June 2019.  Segment adjusted EBITDA was higher for the second quarter of 2019 compared to the prior quarter, despite lower quarterly volume throughput, due to a shift in volume mix in favor of a customer that generates a higher gathering and processing rate.

Volumes at our new processing plant are currently averaging more than 30 MMcf/d and are expected to ramp throughout the balance of 2019, based on existing production behind our system and new production associated with our customers' drilling and completion schedules, which includes two rigs that are currently operating upstream of the Niobrara G&P system and 23 DUCs that our customers have in inventory.

The commissioning of the new processing plant also triggered a $0.6 million per month contractual demand payment that will complement higher revenues associated with the expanded processing capacity.  SMLP will begin recognizing these new demand payments in the third quarter of 2019.

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Permian Basin

The Permian Basin reportable segment includes Summit Midstream Permian (“Summit Permian”), an associated natural gas gathering and processing system located in the northern Delaware Basin in southeastern New Mexico.  Summit Permian operates the 60 MMcf/d Lane Gathering & Processing system (“Lane G&P”), which delivers residue gas to the Transwestern Pipeline and processed NGLs to the Lone Star Express pipeline.

Segment adjusted EBITDA for the second quarter of 2019 totaled ($0.7) million compared to ($0.6) million in the first quarter of 2019.  Segment adjusted EBITDA was negatively impacted by $0.8 million of higher operating expenses compared to the first quarter of 2019, primarily related to the continued build-out and establishment of our operations in this new region.

Volume throughput averaged 17 MMcf/d in the second quarter of 2019, up 13.3% from the prior quarter, and benefited from the commissioning of the Blue Quail Compressor Station at the end of the quarter, which facilitated a new source of volume on the Lane G&P system.  Our customers currently have 13 DUCs in inventory, and we expect to connect these wells in the second half of 2019.

Legacy Areas

Our Legacy Areas, which include our Piceance Basin, Barnett Shale, and Marcellus Shale reportable segments, are located in production basins in which we expect our gathering systems to experience relatively lower long-term growth and to attract a minority of our capital expenditures.  Our Legacy Areas are served by the Grand River system for the Piceance Basin reportable segment, the DFW Midstream system for the Barnett Shale reportable segment, and the Mountaineer Midstream system for the Marcellus Shale reportable segment.

Segment adjusted EBITDA for the Piceance Basin, Barnett Shale, and Marcellus Shale reportable segments totaled $40.4 million in the second quarter of 2019, compared to $42.5 million in the first quarter of 2019.  There were no new wells connected in our Legacy Areas during the second quarter of 2019, and as a result, total volume throughput declined by 6.5% compared to the first quarter of 2019.  We expect drilling and completion activity in our Legacy Areas to resume in the third quarter of 2019 as a result of (i) the completion of three DUCs located upstream of the DFW Midstream system, which are located on the same pad site that has the largest well ever drilled in the region and (ii) the completion of five Mountaineer Midstream DUCs early in the fourth quarter of 2019.

We incurred $0.3 million of total capital expenditures in our Legacy Areas in the second quarter of 2019, or less than 1.0% of the total capital expenditures incurred by SMLP for the period.  Total segment adjusted EBITDA exceeded total segment capital expenditures for our Legacy Areas in the second quarter of 2019 by $40.1 million.

MVC Shortfall Payments

SMLP billed its customers $12.1 million in the second quarter of 2019 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the second quarter of 2019, SMLP recognized $12.5 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $3.5 million of adjustments to MVC shortfall payments in the second quarter of 2019, primarily related to future expected shortfall payments from customers in the Williston Basin segment and the Barnett Shale segment.  SMLP’s MVC shortfall payment mechanisms contributed $16.0 million of total adjusted EBITDA in the second quarter of 2019.

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	Three months ended June 30, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,390	$3,390	$—	$3,390
Total net change	$3,390	$3,390	$—	$3,390

MVC shortfall payment adjustments:
Williston Basin	$914	$914	$2,081	$2,995
Piceance Basin	6,464	6,901	—	6,901
Barnett Shale	—	—	1,452	1,452
Marcellus Shale	1,283	1,283	—	1,283
Total MVC shortfall payment adjustments	$8,661	$9,098	$3,533	$12,631

Total (1)	$12,051	$12,488	$3,533	$16,021

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(1) Exclusive of Ohio Gathering due to equity method accounting.

	Six months ended June 30, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$6,715	$6,715	$—	$6,715
Total net change	$6,715	$6,715	$—	$6,715

MVC shortfall payment adjustments:
Williston Basin	$1,735	$9,364	$(3,468)	$5,896
Piceance Basin	13,643	14,624	(103)	14,521
Barnett Shale	—	—	2,905	2,905
Marcellus Shale	2,505	2,505	—	2,505
Total MVC shortfall payment adjustments	$17,883	$26,493	$(666)	$25,827

Total (1)	$24,598	$33,208	$(666)	$32,542

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(1) Exclusive of Ohio Gathering due to equity method accounting.

Capital Expenditures

Capital expenditures totaled $50.2 million in the second quarter of 2019, including maintenance capital expenditures of $3.7 million.  Development activities during the second quarter of 2019 were primarily related to our 60 MMcf/d DJ Basin processing plant, the Double E project, and the Blue Quail Compressor Station that serves Lane G&P.

EX 99.1-5

	Six months ended June 30,
	2019	2018
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$1,065	$1,846
Williston Basin	14,230	10,966
DJ Basin	50,373	21,415
Permian Basin	28,163	50,773
Piceance Basin	1,497	3,412
Barnett Shale (2)	(37)	349
Marcellus Shale	108	545
Total reportable segment capital expenditures	95,399	89,306
Corporate and Other (3)	15,693	1,088
Total cash paid for capital expenditures	$111,092	$90,394

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering due to equity method accounting.
(2)	For the six months ended June 30, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)	For 2019 and through the formation date of the Double E joint venture, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

Capital & Liquidity

As of June 30, 2019, SMLP had $668 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.37 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of June 30, 2019, were 4.84 to 1.0 and 2.02 to 1.0, respectively.

In the second quarter of 2019, and in connection with its decision to proceed with Double E, SMLP and its lenders amended the credit agreement for its revolving credit facility to provide additional flexibility with respect to its financial performance metrics during the construction of the project.

Deferred Purchase Price Obligation

The consideration for the 2016 Drop Down consisted of an initial cash payment on March 3, 2016, and the Deferred Purchase Price Obligation (“DPPO”), which will be satisfied no later than December 31, 2020.  At the discretion of the board of directors of SMLP’s general partner, the DPPO can be made in either cash or SMLP common units, or a combination thereof.

In the first quarter of 2019, the Contribution Agreement associated with the 2016 Drop Down was amended to incorporate (i) a $100.0 million prepayment of the DPPO, which was paid in the second quarter of 2019 and (ii) an agreement to fix the remaining obligation due in 2020 at $303.5 million.

Quarterly Distribution

On July 25, 2019, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.2875 per unit on all of its outstanding common units, or $1.15 per unit on an annualized basis, for the quarter ended June 30, 2019.  This distribution will be paid on August 14, 2019, to unitholders of record as of the close of business on August 7, 2019.

Second Quarter 2019 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 9, 2019, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 48729287.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until August 23, 2019, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 48729287#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will attend the 2019 Citi One-on-One Midstream / Energy Infrastructure Conference in Las Vegas, Nevada on August 14-15, 2019.  The presentation materials associated with this event will

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be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation fair value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and

EX 99.1-7

•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah.  SMLP has an equity investment in and operates Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in The Woodlands, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 41.8% limited partner interest in SMLP and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 7.2% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2019 financial guidance or financial or operating expectations for 2019, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$535	$4,345
Accounts receivable	84,125	97,936
Other current assets	2,011	3,971
Total current assets	86,671	106,252
Property, plant and equipment, net	1,878,851	1,963,713
Intangible assets, net	251,250	273,416
Goodwill	16,211	16,211
Investment in equity method investees	653,807	649,250
Other noncurrent assets	10,912	11,720
Total assets	$2,897,702	$3,020,562

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$25,252	$38,414
Accrued expenses	8,759	21,963
Due to affiliate	387	240
Deferred revenue	12,325	11,467
Ad valorem taxes payable	6,737	10,550
Accrued interest	12,381	12,286
Accrued environmental remediation	2,561	2,487
Other current liabilities	11,949	12,645
Deferred Purchase Price Obligation	292,073	—
Total current liabilities	372,424	110,052
Long-term debt	1,365,564	1,257,731
Noncurrent Deferred Purchase Price Obligation	—	383,934
Noncurrent deferred revenue	40,201	39,504
Noncurrent accrued environmental remediation	2,841	3,149
Other noncurrent liabilities	9,557	4,968
Total liabilities	1,790,587	1,799,338

Series A Preferred Units	293,616	293,616
Common limited partner capital	813,499	902,358
General Partner interests	—	25,250
Total partners' capital	1,107,115	1,221,224
Total liabilities and partners' capital	$2,897,702	$3,020,562

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$75,107	$89,585	$162,071	$173,946
Natural gas, NGLs and condensate sales	18,291	31,891	56,219	58,008
Other revenues	6,288	6,707	12,804	13,549
Total revenues	99,686	128,183	231,094	245,503
Costs and expenses:
Cost of natural gas and NGLs	11,571	24,384	43,330	44,670
Operation and maintenance	23,718	24,466	47,940	49,070
General and administrative	10,214	13,484	27,495	27,926
Depreciation and amortization	26,800	26,784	54,527	53,461
Transaction costs	—	—	950	-
(Gain) loss on asset sales, net	(287)	62	(1,248)	(12)
Long-lived asset impairment (1)	70	587	45,021	587
Total costs and expenses	72,086	89,767	218,015	175,702
Other income	83	27	292	20
Interest expense	(17,941)	(14,837)	(35,468)	(29,959)
Deferred Purchase Price Obligation	(3,712)	(69,305)	(8,139)	(90,963)
Income (loss) before income taxes and loss from equity method investees	6,030	(45,699)	(30,236)	(51,101)
Income tax expense	(1,142)	(294)	(1,349)	(123)
Loss from equity method investees	(79)	(3,920)	(520)	(2,534)
Net income (loss)	$4,809	$(49,913)	$(32,105)	$(53,758)

Loss per limited partner unit:
Common unit – basic	$(0.03)	$(0.79)	$(0.58)	$(0.97)
Common unit – diluted	$(0.03)	$(0.79)	$(0.58)	$(0.97)

Weighted-average limited partner units outstanding:
Common units – basic	82,700	73,356	79,266	73,245
Common units – diluted	82,700	73,356	79,266	73,245

__________

(1) For the six months ended June 30, 2019, the amount is associated with our decision to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant, and to decommission an underutilized Barnett Shale compressor station.

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Other financial data:
Net income (loss)	$4,809	$(49,913)	$(32,105)	$(53,758)
Net cash provided by operating activities	$43,535	$58,839	$96,246	$110,049
Capital expenditures	$50,244	$49,616	$111,092	$90,394
Adjusted EBITDA	$68,608	$73,495	$137,577	$143,804
Distributable cash flow	$38,408	$47,161	$78,635	$91,312
Distributions declared (1)	$23,778	$45,216	$47,553	$90,432
Distribution coverage ratio (2)	1.62x	1.04x	1.65x	1.01x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,368	1,797	1,419	1,767
Aggregate average daily throughput – liquids (Mbbl/d)	94.3	88.9	98.6	86.9

Ohio Gathering average daily throughput (MMcf/d) (3)	713	727	712	749

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended June 30, 2019, represents the distributions declared in July 2019 to be paid in August 2019.

(2) Distribution coverage ratio calculation for the three months ended June 30, 2019 and 2018 is based on distributions declared to common unitholders in respect of the second quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA

TO ADJUSTED EBITDA

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$6,640	$9,223	$12,833	$17,938
Ohio Gathering (2)	9,939	8,935	19,149	19,412
Williston Basin	16,650	19,030	35,384	35,000
DJ Basin	2,816	959	5,489	2,280
Permian Basin	(656)	—	(1,206)	-
Piceance Basin	24,584	26,714	50,583	54,628
Barnett Shale	11,208	11,093	22,582	20,952
Marcellus Shale	4,635	6,543	9,777	13,219
Total	$75,816	$82,497	$154,591	$163,429
Less Corporate and Other (3)	7,208	9,002	17,014	19,625
Adjusted EBITDA	$68,608	$73,495	$137,577	$143,804

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, interest expense and a change in the Deferred Purchase Price Obligation.

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$4,809	$(49,913)	$(32,105)	$(53,758)
Add:
Interest expense	17,941	14,837	35,468	29,959
Income tax expense	1,142	294	1,349	123
Depreciation and amortization (1)	27,163	26,634	55,279	53,160
Proportional adjusted EBITDA for equity method investees (2)	9,939	8,935	19,149	19,412
Adjustments related to MVC shortfall payments (3)	3,533	(3,542)	(666)	(3,542)
Adjustments related to capital reimbursement activity (4)	(1,046)	115	(1,761)	155
Unit-based and noncash compensation	1,553	2,261	4,079	4,223
Deferred Purchase Price Obligation (5)	3,712	69,305	8,139	90,963
(Gain) loss on asset sales, net	(287)	62	(1,248)	(12)
Long-lived asset impairment	70	587	45,021	587
Other, net (6)	—	—	4,353	—
Less:
Loss from equity method investees	(79)	(3,920)	(520)	(2,534)
Adjusted EBITDA	$68,608	$73,495	$137,577	$143,804
Less:
Cash interest paid	22,277	18,755	37,506	30,962
Cash paid for taxes	150	175	150	175
Senior notes interest adjustment (7)	(3,063)	(3,063)	—	—
Distributions to Series A Preferred unitholders (8)	14,250	14,250	14,250	14,250
Series A Preferred units distribution adjustment (9)	(7,125)	(7,125)	—	—
Maintenance capital expenditures	3,711	3,342	7,036	7,105
Distributable cash flow	$38,408	$47,161	$78,635	$91,312

Distributions declared (10)	$23,778	$45,216	$47,553	$90,432

Distribution coverage ratio (11)	1.62x	1.04x	1.65x	1.01x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the six months ended June 30, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring we completed during the quarter.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

EX 99.1-13

(8) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(10) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended June 30, 2019, represents the distributions declared in July 2019 to be paid in August 2019.

(11) Distribution coverage ratio calculation for the three months ended June 30, 2019 and 2018 is based on distributions declared in respect of the second quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-14

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six months ended June 30,
	2019	2018
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$96,246	$110,049
Add:
Interest expense, excluding amortization of debt issuance costs	33,293	27,873
Income tax expense	1,349	123
Changes in operating assets and liabilities	5,361	6,858
Proportional adjusted EBITDA for equity method investees (1)	19,149	19,412
Adjustments related to MVC shortfall payments (2)	(666)	(3,542)
Adjustments related to capital reimbursement activity (3)	(1,761)	155
Other, net (4)	4,353	—
Less:
Distributions from equity method investees	18,217	17,124
Noncash lease expense	1,530	—
Adjusted EBITDA	$137,577	$143,804
Less:
Cash interest paid	37,506	30,962
Cash paid for taxes	150	175
Senior notes interest adjustment (5)	—	—
Distributions to Series A Preferred unitholders (6)	14,250	14,250
Series A Preferred units distribution adjustment (7)	—	—
Maintenance capital expenditures	7,036	7,105
Distributable cash flow	$78,635	$91,312

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the six months ended June 30, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring transaction we completed during the quarter.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(7) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-15